EXHIBIT 21
MSA SAFETY INCORPORATED
SUBSIDIARIES OF THE REGISTRANT
DECEMBER 31, 2014

Name	State or Other Jurisdiction of Incorporation
General Monitors, Inc.	California
Compañia MSA de Argentina S.A.	Argentina
MSA (Aust.) Pty. Limited	Australia
MSA-Auer Vertriebs GmbH	Austria
MSA Belgium B.V.B.A	Belgium
MSA do Brasil Equipamentos e instrumentos de Seguranca Ltda.	Brazil
MSA Canada Inc.	Canada
MSA de Chile, Equipos de Seguridad Ltda.	Chile
MSA Suzhou Safety Equipment R&D Co., Ltd	China
MSA (Suzhou) Safety Equipment Research and Development Co., Ltd.	China
MSA International, Inc.	Delaware
MSA Gallet SAS	France
MSA Technologies and Enterprise Services GmbH	France
MSA Production France SAS	France
MSA Prouktion Deutschland GmbH	Germany
MSA Europe Holdings GmbH	Germany
MSA Auer GmbH	Germany
MSA Technologies and Enterprise Services GmbH	Germany
MSA Safety Services GmbH	Germany
MSA Safety Hungary Ltd.	Hungary
General Monitors Ireland Limited	Ireland
MSA Italia S.R.L.	Italy
MSA Japan Ltd.	Japan
MSA Safety Malaysia Snd Bhd	Malaysia
MSA de Mexico, S.A. de C.V.	Mexico
MSA Nederland, B.V.	Netherlands
MSA-Auer Polska Sp. z o.o.	Poland
MSA S.E. Asia Pte. Ltd.	Singapore
Samsac Holdings (Pty.) Limited	South Africa
MSA Spain, S.L.	Spain
Mine Safety Appliances, LLC	Pennsylvania
MSA Worldwide, LLC	Pennsylvania
MSA Advanced Detection, LLC	Pennsylvania
MSA Technology, LLC	Pennsylvania
MSA Innovation, LLC	Pennsylvania
MSA Safety Development, LLC	Pennsylvania
The above-mentioned subsidiary companies are included in the consolidated financial statements of the registrant filed as part of this annual report. The names of certain other subsidiaries, which considered in the aggregate as a single affiliate would not constitute a significant subsidiary, have been omitted.